EXHIBIT 10.31

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between NutraCea, a California corporation with with principal offices at 5090 40th North Street, Suite 400, Phoenix, Arizona 85018 (“NutraCea”) and Leo Gingras, an individual residing at _________ (“Employee”) effective as of January 8, 2008 (“Effective Date”), as follows:

RECITALS

A. NutraCea previously employed Employee pursuant to the terms of an employment letter dated February 7, 2007 and executed by Employee February 8, 2007 (“Letter Agreement”). Employee commenced employment with NutraCea March 15, 2007.

B.  The parties desire to set forth more fully the terms and conditions of Employee’s employment. The terms of this Agreement supersede and replace in its entirety the terms of the Letter Agreement.

AGREEMENT

1. Employment. NutraCea wishes to employ Employee and Employee agrees to provide services for NutraCea on the terms and conditions set forth below.

2. Employment; Scope of Employment. Employee shall act as the Chief Operating Officer of NutraCea. NutraCea reserves the exclusive right to modify and designate Employee’s specific duties from time to time in any manner consistent with Employee’s status as Chief Operating Officer. No modification or change of Employee’s responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.

2.1 Best Efforts; Full Working Time. Employee agrees to devote his best efforts, attention, skill and experience to the performance of Employee’s duties all in accordance with the provisions of this Agreement. Employee shall apply his entire full working time to performing these services.

2.2 Supervision and Direction of Services. All of Employee’s services shall be under the supervision and direction of the Chief Executive Officer of NutraCea and the Board of Directors of NutraCea.

2.3 Rules. Employee shall be bound by all the policies, rules and regulations of NutraCea now in force and by all such other policies, rules and regulations as may be hereafter implemented and shall faithfully observe and abide by the same. No such policy, rule or regulation shall alter, modify or revoke Employee’s status as an at-will employee or any other provision of this Agreement.

2.4 Exclusive Services. During the term of this Agreement and any extension of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business which NutraCea deems in its sole discretion to be competitive in any way with NutraCea’s current or future business operations. Employee agrees that Employee shall not enter into an agreement to establish, form, contract with or become employed by a competing business of NutraCea while Employee is employed by NutraCea.

2.5 Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the term of this Agreement and for a period of two (2) year following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors of NutraCea to sever their relationship with NutraCea and accept an employment or an independent contractor relationship with any other business.

2.6 Office Location. Employee shall primarily perform his duties under this Agreement at NutraCea’s offices, and at such other locations as the Chief Executive Officer may designate from time-to-time.

3. Term and Termination; Payments upon Termination.

3.1 Term and Termination. Unless earlier terminated for Cause (as defined below), Nutracea hereby employees the Employee for a period commencing upon the Effective Date and ending on ________, 2010 (the “Term”). The Term may be extended by mutual agreement of the parties on a month to month basis.

3.1.1 Termination for Cause. “Cause” for termination of Employee’s employment shall mean the occurrence of any of the following:

(a) Employee has materially breached the terms hereof;

(b) Employee, in the reasonable determination of the Board of Directors of NutraCea has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties;

(c) has failed to meet written standards established by NutraCea for the performance of duties hereunder;

(d) Employee has committed, as determined by the Board of Directors of NutraCea, or has been convicted of fraud, moral turpitude, embezzlement, theft, or dishonesty or other criminal conduct;

(e) Employee has taken other actions or omitted to take any actions such that such action or omissions constitute legal cause for termination under California law, as then in effect; or

(f) Habitual misuse of alcohol or any non prescribed drug.

3.2 Payments Upon Termination.

3.2.1 For Cause. Following any termination by the Company for Cause, Employee shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to, salary, vacation pay and Employee may retain the vested portion of any stock and stock options properly and duly granted to Employee as of such date, subject and pursuant to the terms of the stock option agreements or stock purchase agreements entered into between NutraCea and Employee, which grant NutraCea certain repurchase rights.

3.2.2 Without Cause. Following any termination by the Company without Cause, Employee (or Employee’s estate) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to, salary, vacation pay and Employee may retain the vested portion of any stock and stock options properly and duly granted to Employee as of such date, subject and pursuant to the terms of the stock option agreements or stock purchase agreements entered into between NutraCea and Employee, which grant NutraCea certain repurchase rights. In addition, Employee shall be entitled to receive severance payments equal in the aggregate to twelve (12) months of Employee’s salary, reduced only by disability payments received by Employee from long term disability insurance maintained by the Company, which payments shall be made at regular payroll intervals.

Employee’s Initials ___________

4. Compensation; Benefits.

4.1 Salary. Employee shall be paid at a rate, which if annualized, equals two hundred twenty thousand dollars ($220,000) per year subject to normal payroll withholdings and NutraCea’s standard payroll practices. Commencing on the second anniversary of the Effective Date of this Agreement, Employee’s salary shall be increased annually by a cost of living factor equal to the percentage of such salary that is equal to the percentage increase in the published Consumer Price Index selected by NutraCea (“CPI”) for such year over the same CPI for the previous year of the term.

4.2 Bonus. Employee shall be eligible to participate in any NutraCea bonus program that is applicable to officers of NutraCea as may be adopted and in effect from time to time (subject to the terms and conditions of any such program). In addition, Employee shall be eligible for an annual discretionary bonus as approved by the Chief Executive Officer of NutraCea after review and approval by the NutraCea compensation committee and/or its Board of Directors.

4.3 Stock Options. NutraCea previously granted to Employee, as of Employee’s February 8, 2007 initial employment date, a nonqualified stock option to purchase 250,000 shares of NutraCea’s common stock pursuant to the terms and conditions of the NutraCea Equity Incentive Plan and an associated Nonqualified Stock Option Agreement. Such option is subject to the vesting schedule set forth therein. Employee may, from time to time and at NutraCea’s sole discretion, be granted additional stock options. All option grants shall be subject to Board of Directors (and/or its compensation committee) approval and to the terms and conditions of the corresponding Option Agreements.

4.4 Car Allowance. Employer will provide Employee with an automobile allowance in the amount of $850 per month. Notwithstanding the foregoing, Employer shall not be obligated to make any down payments for the purchase of any automobile by or on behalf of Employee.

4.5. Vacation and other Standard Benefits. Employee shall be entitled to four (4) weeks of paid vacation time per year of Employee’s employment. Employee may not accrue vacation time in excess of such four (4) week maximum. Accrual of vacation time shall be subject to the terms and conditions of NutraCea’s vacation policy. Employee shall be entitled to health benefits in accordance with NutraCea’s standard policies. In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with NutraCea’s standard policies. Employee shall be reimbursed for reasonable business expenses, subject to prior approval by NutraCea in accordance with NutraCea’s standard policies for employees and conditioned upon Employee’s prior presentation to NutraCea’s accounting department of appropriate receipts or such other verification of expenses as NutraCea may require from time to time.

5. Employment Information. Employee represents and warrants to NutraCea that information provided by Employee in connection with Employee’s employment and any supplemental information provided to NutraCea is complete, true and materially correct in all respects. Employee has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Employee to NutraCea. Employee shall immediately notify NutraCea in writing of any change in the accuracy or completeness of all such information.

6. Trade Secrets. Employee acknowledges that NutraCea has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement” attached hereto as Exhibit B. Employee has previously executed the Proprietary Information Agreement or agrees to execute NutraCea’s Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7. Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, 5 and 6 will result in immediate and irreparable injury to NutraCea. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, 5 or 6, NutraCea shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to NutraCea. The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, NutraCea may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8. Miscellaneous.

8.1 Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of California, excluding its conflict of laws rules. The exclusive jurisdiction and venue of any legal action brought by either party under this Agreement shall be in the County of Sacramento, California.

8.2. Entire Agreement. This Agreement, the Proprietary Information Agreement dated ____________ described in Section 6 and the Option Agreement referenced in Section 4.2 contain the entire Agreement among the parties and supersede the Letter Agreement and all prior and contemporaneous oral and written agreements, understandings and representations among the parties, including without limitation any offer letter. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3 Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4 Severability. NutraCea and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5 Attorneys’ Fees. If the services of an attorney are used by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is sought to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages by any court or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

8.6 Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought.

8.7 No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by NutraCea with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than NutraCea and Employee shall have any rights whatsoever under this Agreement. No person or entity other than NutraCea or Employee shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of NutraCea or Employee hereunder.

8.8 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9 Resolution of Disputes.

8.9.1 Resolution of Disputes. NutraCea and Employee agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law ("Dispute") shall be resolved by binding arbitration as provided in this paragraph. The parties agree that no party shall have the right to sue any other party regarding a Dispute except as provided in this paragraph.

8.9.2   Binding Arbitration.  Any Dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any Dispute between the parties to this Agreement shall be governed by the provisions of the California Arbitration Act. (California Code of Civil Procedure section 1280, et seq., including the provision of California Code of Civil Procedure section 1283.05.)

8.9.3 Appointment of Arbitrator. The arbitrator shall be a neutral arbitrator selected by NutraCea and Employee. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Sacramento County, California. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, that arbitrator shall be selected in accordance with California Code of Civil Procedure section 1281.6.

8.9.4 Initiation of Arbitration. In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.9.5   Location of Arbitration. Any arbitration hearing shall be conducted in Sacramento County, California.

8.9.6   Applicable Law. The law applicable to the arbitration of any Dispute shall be the law of the State of California, excluding its conflicts of law rules.

8.9.7   Arbitration Procedures. Except as otherwise provided in this paragraph, the arbitration shall be governed by the California Arbitration Act (Code Civ. Proc., § 1280 et seq.). The parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either party may choose, at that party’s discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute. By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgment or summary adjudication of issues pursuant to Code of Civil Procedure section 437c or resolution of a special defense as provided for at Code of Civil Procedure section 597. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.9.8   Scope of Arbitrators' Award or Decision. NutraCea and Employee agree that if the arbitrators find any Disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be in writing and shall be specific enough to permit limited judicial review if necessary.

8.9.9 Costs of Arbitration; Attorneys’ Fees. NutraCea shall bear any costs of arbitration that are over and above costs that would be incurred by Employee had he/she not been required to arbitrate the Dispute, but instead had been free to bring the action in court. Each party shall bear its own attorneys’ fees. However, NutraCea and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys’ fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.10  Acknowledgment of Consent to Arbitration. NOTICE: BY EXECUTING THIS AGREEMENT EMPLOYEE AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND EMPLOYEE WAIVES ANY RIGHTS EMPLOYEE MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EMPLOYEE WAIVES EMPLOYEE’S JUDICIAL RIGHTS TO APPEAL. IF EMPLOYEE REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, EMPLOYEE MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. EMPLOYEES AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EMPLOYEE IS INDICATING THAT EMPLOYEE HAS READ AND UNDERSTOOD THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

8.10 Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

NutraCea
___________________________________

By:

Title:

Employee: Leo Gingras

____________________________________

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

OPTION AGREEMENT

EXHIBIT B

PROPRIETARY RIGHTS AGREEMENT